Exhibit 5.1

June 23, 2014

Neovasc Inc.
13700 Mayfield Place, Suite 2135
Richmond, British Columbia, Canada
V6V 2E4

Dear Sirs/Mesdames:

We have acted as Canadian counsel for Neovasc Inc., a Canadian corporation (the”Company”) in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), to register 4,000,000 common shares (the “Common Shares”) of the Company, which may be issued by the Company pursuant to the Neovasc Inc. Amended & Restated Share Option Plan (the “Plan”).

We have examined originals or copies, certified or identified to our satisfaction, of such public and corporate records, certificates and other documents and have considered such questions of law as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed.  In conducting such examinations, we assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy of the records maintained by all public offices where we have searched or enquired or have caused searches or enquiries to be conducted, as the case may be, and the authenticity of all corporate records, documents, instruments and certificates submitted to us as originals.  We have further assumed the conformity to original documents of all documents submitted to us as certified, notarial, true, facsimile or photostatic copies, the authenticity of the originals of such copies and the accuracy and completeness of the information contained therein.

We have assumed that all Common Shares issued under the Plan will be issued for consideration in property or past services that is not less in value than the fair equivalent of the money that the Company would have received if the Common Shares had been issued for money.

We have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to the Company or the Common Shares. No inference as to our knowledge as to such facts and circumstances should be drawn merely from our specific representation of the Company.

Our opinion is given as of the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

We are qualified to practice law only in the Province of British Columbia. We express no opinion as to the laws of any jurisdiction other than those of the Province of British Columbia and the federal laws of Canada applicable therein in effect on the date hereof.

Based on and subject to the foregoing, we are of the opinion that the Common Shares to be issued pursuant to the Plan, if and when issued in accordance with the terms and conditions of the Plan, will be validly issued as fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours truly,

/s/ Blakes, Cassels & Graydon LLP

Blakes, Cassels & Graydon LLP